Exhibit 11

                   STIRLING COOKE BROWN HOLDINGS LIMITED

         STATEMENT OF COMPUTATION OF NET INCOME PER ORDINARY SHARE

  (Expressed in thousands of United States Dollars, except per share data)


                                           As of or for the
                                             three months
                                            ended March 31

                                             1998       1999
                                           ========   =========


Net Income...........................      $  3,987   $   3,631
                                          =========   =========


BASIC

Number of Shares:

Weighted average number of ordinary
  shares outstanding.................     9,863,372   9,863,372

Weighted average treasury shares
  held...............................       (40,000)   (198,508)
                                          ---------   ---------

                                          9,823,372   9,664,864
                                          =========   =========


Net income per share.................      $   0.41   $    0.38
                                          =========   =========


DILUTED

Number of shares:

Weighted average number of ordinary
  shares outstanding.................     9,863,372   9,863,372

Weighted average treasury shares held       (40,000)   (198,508)

Incremental shares of outstanding            43,689          --
  stock options......................      ========    ========


                                          9,867,061   9,664,864
                                          =========   =========


Net income per share assuming             $    0.40   $    0.38
  dilution...........................      ========   =========